Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

Dated as of October 21, 2026

to

INDENTURE

Dated as of February 14, 2017

Between

H.B. FULLER COMPANY,

as Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

7.625% Notes due 2034

i

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of October 21, 2026, between H.B. FULLER COMPANY, a Minnesota corporation (the “Company”), having its principal place of business at 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110-5101, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, (as successor in interest to U.S. Bank National Association) (the “Trustee”), a national banking association duly organized and validly existing under the laws of the United States of America having its Corporate Trust Office at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107.

RECITALS OF THE COMPANY

A.    The Company and the Trustee are party to the Indenture, dated as of February 14, 2017 (the “Indenture”), to provide for the issuance from time to time of its debentures, notes, bonds and other evidences of indebtedness (the “Debt Securities”).

B.    Pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities under the Indenture to be known as its “7.625% Notes due 2034” (the “Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture.

C.    This Supplemental Indenture is being entered into pursuant to the provisions of Article 2, Article 3 and Section 901(11) of the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, and for the purpose of setting forth the forms and terms of the Notes, it is mutually covenanted and agreed for the benefit of all Holders of the Notes, as follows:

ARTICLE 1.
DEFINITIONS

Section 1.1    Definition of Terms. Terms used but not defined in this Supplemental Indenture shall have the same meaning as defined in the Indenture, unless the context otherwise requires. Terms defined in Appendix A hereto shall have the meanings assigned to them therein.

ARTICLE 2
TERMS AND CONDITIONS OF NOTES

Section 2.1    Designation and Principal Amount. There is hereby authorized and established a series of Registered Securities under the Indenture, designated as the “7.625% Notes due 2034,” which is initially limited in aggregate principal amount to $850,000,000 (the “Initial Notes”).

Section 2.2    Maturity. The Stated Maturity of principal of the Notes shall be October 15, 2034.

Section 2.3    Further Issues. The Company may, without the consent of Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes (the “Additional Notes”) in the future on the same terms and conditions, except for any differences in the issue date, price to the public, interest accrued prior to the issue date of such Additional Notes and the initial interest payment date. Any such Additional Notes shall be consolidated with the Initial Notes herein provided for, including for purposes of voting and redemptions. If such Additional Notes and the Initial Notes herein provided for are not fungible for U.S. federal income tax purposes, the Company shall cause such Additional Notes to have a different CUSIP number than the Initial Notes herein provided for. Notwithstanding the foregoing, no Additional Notes may be issued if any Event of Default has occurred and is continuing with respect to the Initial Notes.

Section 2.4    Payment. Principal of and interest on each Note shall be payable to the Holder thereof in immediately available funds upon presentation of the Note at the office or agency the Company maintains for this purpose (the “Security Register”), which is initially the Corporate Trust Office, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the Company’s option through the Paying Agent by check mailed to the Holder at the close of business on the Regular Record Date at such address as shall appear in the Security Register or by wire transfer of immediately available funds to an account specified in writing by such Holder to the Company and the Trustee prior to the relevant Regular Record Date; and provided, further, that the Company through the Paying Agent may pay principal of and/or interest on the Notes in the form of Global Securities registered in the name of or held by The Depository Trust Company (“DTC”) or such other Depositary as any Company Officer may from time to time designate, or its respective nominee, by wire transfer in immediately available funds to such Depositary or its nominee, as the case may be, as the Holder of such Notes in the form of Global Securities.

Section 2.5    Global Securities. Upon the original issuance, the Notes will be represented by Global Securities registered in the name of Cede & Co., the nominee of DTC. The Company will deposit the Global Securities with DTC or its custodian and register the Global Securities in the name of Cede & Co.

Section 2.6    Transfer and Exchange of Global Notes(a)         The Notes shall be transferable only in compliance with the Appendix. A Global Note may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

(b)         If at any time, (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary or has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in certificated form, or (3) there has occurred and is continuing an Event of Default with respect to the Notes, then the Company shall execute, and, subject to Article Three of the Indenture, the Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Company, shall authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note in exchange for such Global Note and bearing transfer restriction legends when required by the Appendix. Upon the exchange of the Global Note for such Notes in definitive registered form without coupons, in authorized denominations, the Global Note shall be canceled by the Trustee. Such Notes in definitive registered form issued in exchange for the Global Note shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Depositary for delivery to the Persons in whose names such Securities are so registered.

Section 2.7    Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from October 21, 2026 at the rate of 7.625% per annum, payable semi-annually in arrears. Interest payable on each Interest Payment Date shall include interest accrued from October 21, 2026, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, whichever is later. The Interest Payment Dates on which such interest shall be payable are April 15 and October 15, commencing on April 15, 2027; and the Regular Record Date for the interest payable on any Interest Payment Date is the close of business on March 31 or September 30, as the case may be, next preceding the relevant Interest Payment Date.

Section 2.8    Authorized Denominations. The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.9    Redemption; Purchase and Sinking Fund. The Notes shall not be redeemable at the option of the Company or the Holders except as set forth in Paragraphs 3 and 4 of the Reverse of the Notes. The Company shall be required to offer to repurchase the Notes in accordance with the provisions of Paragraph 2 of the Reverse of the Notes. The Notes shall not be entitled to the benefit of any sinking fund.

Section 2.10    Ranking. The Notes shall be senior unsecured debt securities of the Company, ranking equally with the Company’s other unsecured and unsubordinated Indebtedness.

Section 2.11    Appointments. The Trustee shall be the initial Security Registrar and initial Paying Agent for the Notes.

Section 2.12    Defeasance. Section 403 and Article Fifteen of the Indenture shall be applicable to the Notes.  For purposes of Article 15 of the Indenture, the covenants set forth in Sections 4.1, 4.2 and 4.3 of this Supplemental Indenture are hereby determined, pursuant to Section 301 of the Indenture, to be subject to Article 15 of the Indenture. Upon satisfaction of the conditions set forth in Article 15 of the Indenture with respect to the Notes, the Company's obligations under such covenants shall terminate, and any failure to comply with such covenants shall not constitute a Default or an Event of Default with respect to the Notes.

Section 2.13    Guarantees. Upon their initial issuance, the Notes shall not be guaranteed by any Subsidiary of the Company.

ARTICLE 3
FORM OF NOTES

Section 3.1    Form of Notes. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form set forth in Exhibit A hereto. Additionally, provisions relating to the Notes are set forth in Appendix A hereto, which is hereby incorporated in and expressly made part of this Supplemental Indenture.

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.1    Restrictions on Secured Debt. For so long as the Notes are Outstanding:

(a)        Subject to the exceptions set forth herein, including Section 4.1(b) and Section 4.1(c), the Company shall not, and shall not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or similar evidences of indebtedness for money borrowed, secured by pledge of, or mortgage or lien on, any Principal Property of the Company or any Restricted Subsidiary, any shares of stock of any Restricted Subsidiary, or any debt owed to the Company by any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the Notes (together with, if the Company so determines, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured.

(b)        The limitation in Section 4.1(a) shall not apply to the incurrence, issuance, assumption or guarantee of any debt if, immediately after giving effect thereto, the aggregate amount of all such Secured Debt plus all attributable debt of the Company and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (other than debt secured by Permitted Mortgages) would not exceed 15% of Consolidated Net Tangible Assets.

(c)        In addition, the limitation in Section 4.1(a) does not apply to (and in calculating the amount of Secured Debt for the purposes of Section 4.1(b) the Company may disregard) any of the following (all of which are “Permitted Mortgages”):

(i)    any Mortgage existing on October 21, 2026;

(ii)    Mortgages on property or shares of stock of or debt of, any Person, which Mortgages are existing at the time (A) such Person became a Restricted Subsidiary, (B) such Person is merged into or consolidated with the Company or any Subsidiary or (C) the Company or a Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary); provided, in each case, such Mortgage was not incurred in anticipation of and was outstanding prior to such transaction;

(iii)    Mortgages in favor of, or securing debt owed to, the Company or any Restricted Subsidiary;

(iv)    Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v)    Mortgages on property or shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

(vi)    Mortgages on property or shares of stock or debt to secure the payment of all or any part of the purchase price or construction cost thereof or any improvement thereon, or to secure any debt incurred prior to, at the time of, or within one year after, the acquisition of such property or shares or debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof or any improvement thereon;

(vii)    Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the conditions of Section 4.2(a)(i) or Section 4.2(a)(ii);

(viii)    Mortgages consisting solely of encumbrances, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purpose; and

(ix)    any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Permitted Mortgage (including any Mortgages for the sole purpose of extending, renewing, replacing or refinancing debt secured by Permitted Mortgages); provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the property or shares of stock or debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Section 4.2    Restrictions on Sales and Leasebacks. For so long as the Notes are Outstanding:

(a)        The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any arrangement with any Person (not including the Company or any Restricted Subsidiary) providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by the Company or such Restricted Subsidiary to such Person (or to any Person to whom funds have been or are to be advanced by such Person on the security of such Principal Property) (referred to as a “Sale and Leaseback Transaction”) unless either:

(i)    the Company or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under Section 4.1 on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing Notes; or

(ii)    within 180 days after such sale or transfer shall have been made by the Company or by a Restricted Subsidiary, the Company applies an amount not less than the greater of (A) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (B) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an Officers’ Certificate) to the retirement of debt owed by the Company or any of its Subsidiaries that has a maturity of more than one year from the date of the most recent balance sheet of the Company and its consolidated Subsidiaries (“Funded Debt”), reduced by (X) the principal amount of Notes issued under the Indenture delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (Y) the principal amount of Funded Debt other than Notes issued under the Indenture, voluntarily retired by the Company within 180 days after such sale.

(b)        No retirement referred to in Section 4.2(a)(ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Section 4.3    Future Guarantees.

(a)        Upon their initial issuance, the Notes will not be guaranteed by any of the Company’s Subsidiaries. If on or after the date of this Supplemental Indenture, a Subsidiary of the Company incurs, or becomes a guarantor or co-obligor of the Company’s obligations under, any Similar Capital Markets Debt Securities (as defined below), the Company shall cause such Subsidiary, within 30 days to (i) execute and deliver to the Trustee a supplemental indenture (or supplemental indentures) pursuant to which such Subsidiary shall guarantee (subject to Section 4.3(b)) all of the Company’s obligations under the Notes, including the prompt payment in full when due of the principal of, premium on, if any, interest and, without duplication, defaulted interest, if any, on the Notes and all other amounts payable by the Company thereunder and hereunder, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on any overdue principal and any overdue interest on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes on the terms set forth in this Section 4.3 and (ii) deliver to the Trustee an Opinion of Counsel to the effect that (A) such supplemental indenture and guarantee of the Notes has been duly executed and authorized and (B) such supplemental indenture and guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Subsidiary of the Company, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such future guarantee of the Notes shall be equal or senior in right of payment with the guarantee or other obligations giving rise to the obligation to guarantee the Notes. Any supplemental indenture required pursuant to this Section 4.3(a) shall be prepared by the Company in such form and with such terms as may be customary or reasonably appropriate to give effect to the terms of this Section 4.3, and the Trustee shall be entitled to receive a Company Order, Officer’s Certificate and Opinion of Counsel as to the authorization of such supplemental indenture and may rely conclusively thereon (without any responsibility for the form or terms of such supplemental indenture).

(b)        The following provisions will apply with respect to the release of guarantees of the Notes: Any future guarantee shall be automatically and unconditionally released upon the release of the guarantee or the obligation that resulted in Section 4.3(a) becoming applicable (other than by reason of payment under such guarantee) without the consent of the Holders of the Notes, upon such Subsidiary Guarantor ceasing to be an obligor, guarantor or co-obligor with respect to such Similar Capital Markets Debt Securities. In addition, any future Subsidiary Guarantor shall be automatically and unconditionally released from its obligations under its subsidiary guarantee in the following circumstances (provided, however, that in each case, after giving effect to such transaction, such Subsidiary Guarantor is no longer liable for any guarantee or other obligations in respect of any Similar Capital Markets Debt Securities of the Company or any of the Subsidiary Guarantors):

(i)    upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of such Subsidiary Guarantor (other than to the Company or any affiliate of the Company);

(ii)    upon the sale or disposition of all or substantially all of the property of such Subsidiary Guarantor (other than to any affiliate of the Company other than another Subsidiary Guarantor); and

(iii)    upon the Company exercising its legal defeasance option or its covenant defeasance option with respect to the Notes as described under Section 403 of the Indenture or Article 15 of the Indenture or if its obligations under the Indenture with respect to the Notes are discharged in accordance with the terms of the Indenture.

(c)        Any future Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that any future guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any future guarantee and the obligations of any future Subsidiary Guarantor under its guarantee will be limited as necessary to prevent that future guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(d)        Under the terms of any future subsidiary guarantees, Holders shall not be required to exercise their remedies against the Company before proceeding directly against any such Subsidiary Guarantor.

Section 4.4    Certain Definitions. For purposes of this Article 4:

(a)        “Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the rate per annum borne by notes issued under the Indenture, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, the Company may elect to calculate such net amount as if the lease were so terminated, in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

(b)        “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Subsidiaries, after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States as in effect from time to time.

(c)        “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

(d)        “Principal Property” means any single parcel of real estate or permanent improvement thereon owned or leased in connection with a Sale and Leaseback Transaction by the Company or any Restricted Subsidiary that is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any real estate or permanent improvement thereon (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of the Company’s Board of Directors, as evidenced by a Board Resolution, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

(e)        “Restricted Subsidiary” means a wholly owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.

(f)        “Similar Capital Markets Debt Securities” means any debt for borrowed money that (i) is in the form of, or represented by, negotiable bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement or similar loan arrangement), (ii) is not rated investment grade, and (iii) is offered to investors through a public offering, a private placement in reliance on Rule 144A, or a similar capital markets offering.

(g)        “Subsidiary” means a corporation more than 50% of the outstanding Voting Stock (as defined below) of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

(h)        “Subsidiary Guarantor” means any Subsidiary of the Company that becomes and continues to be, a guarantor of the Notes.

(i)        “Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

ARTICLE 5
ORIGINAL ISSUE OF NOTES

Section 5.1    Original Issue of Notes. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company Order, authenticate and deliver such Notes as in such Company Order provided.

ARTICLE 6
MISCELLANEOUS

Section 6.1    Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Supplemental Indenture shall apply solely with respect to the Notes and not to any other series of Debt Securities issued under the Indenture. The provisions of general application set forth in the Indenture shall apply to this Supplemental Indenture.

Section 6.2    Governing Law. This Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

Section 6.3    Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.4    Counterparts. This Supplemental Indenture and any Notes may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature (provided, any such electronic signature is a true representation of the signer’s actual signature) or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, as of the date first above written.

H.B. FULLER COMPANY

By:	/s/ John J. Corkrean
Name: John J. Corkrean
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Brandon J. Bonfig
Name: Brandon J. Bonfig
Title: Vice President

APPENDIX A TO THE THIRD SUPPLEMENTAL INDENTURE

Section 1.1         Definitions.

(a)         Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note or Additional Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.2(d) of this Appendix.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Resale Restriction Termination Date” means, in the case of Transfer Restricted Notes sold in reliance on Rule 144A, the expiration of the applicable holding period with respect to such Notes set forth in Rule 144(d)(i) of the Securities Act and, in the case of Transfer Restricted Notes sold in reliance on Regulation S, 40 days after the later of the original issue date of such Notes and the date on which such Notes (or Additional Notes) (or any predecessor of such Notes) were first offered to persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S.

“Transfer Restricted Notes” means Initial Notes or Additional Notes that bear or are required to bear the transfer restrictions legend set forth in Section 2.2(d)(i) hereof.

“Unrestricted Notes” means any Notes that are not Transfer Restricted Notes.

(b)         Other Definitions.

Term	Defined in Section:

“Permanent Regulation S Global Note”	2.1(b)

“Regulation S”	2.1(a)

“Regulation S Global Note”	2.1(b)

“Restricted Global Note”	2.1(a)

“Restricted Period”	2.1(b)

“Rule 144A”	2.1(a)

“Rule 144A Global Note”	2.1(a)

“Temporary Regulation S Global Note”	2.1(a)

Section 2.1         The Notes.

(a)         Initial Notes offered and sold to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) (“Rule 144A Global Notes”) shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, and Notes offered and sold in reliance on Regulation S under the Securities Act (“Regulation S”) shall be issued initially in the form of one or more temporary Global Notes in fully registered form (“Temporary Regulation S Global Notes”), in each case, without interest coupons and with the Global Notes legend set forth in Exhibit A and the Transfer Restricted Notes legend set forth in Section 2.2(d) hereof (each security, unless and until becoming an Unrestricted Note, a “Restricted Global Note”), which shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Additional Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more permanent Rule 144A Global Notes, and Additional Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Temporary Regulation S Global Notes or Permanent Regulation S Global Notes, in each case, without interest coupons and with the Global Notes legend set forth in Exhibit A and the Transfer Restricted Notes legend set forth in Section 2.2(d) hereof, which shall be deposited on behalf of the holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

(b)         This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (b) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary. Separate Global Notes shall be issued to represent Rule 144A Global Notes and Regulation S Global Notes so long as required by law or the Depositary.

Except as set forth in this Section 2.1(b), beneficial interests in a Temporary Regulation S Global Note will not be exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or any other Note prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of the Initial Note or Additional Note represented by such Temporary Regulation S Global Note and the closing of such offering (such period, the “Restricted Period”) and then, after the expiration of the Restricted Period, may be exchanged for interests in a Rule 144A Global Note or the Permanent Regulation S Global Note only upon certification in form reasonably satisfactory to the Company and the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act.

Prior to the expiration of the Restricted Period, beneficial interests in a Temporary Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate to the effect that the beneficial interest in the Temporary Regulation S Global Note is being transferred to a Person who the transferor reasonably believes to be a QIB and is purchasing for its own account or the account of a QIB, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions. After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Global Notes.

Beneficial interests in a Rule 144A Global Note that is a Transfer Restricted Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, as operator of Clearstream.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as provided herein and in the Indenture and the Supplemental Indenture.

(c)         Except as provided in Section 2.2 or 2.3 hereof, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive Definitive Notes. Definitive Notes shall be exchangeable for beneficial interests in Global Notes only as provided in Section 2.2 hereof.

Section 2.2         Transfer and Exchange

(a)         The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture and the Supplemental Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(i)         Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(ii)         In the event that a Restricted Global Note is exchanged for Definitive Notes pursuant to Section 2.3, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.2 (including the certification requirements set forth on the reverse of the Transfer Restricted Notes intended to ensure that such transfers comply with Rule 144A or Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(b)         When Definitive Notes are presented to the Registrar with a written request (x) to register the transfer of such Definitive Notes or (y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i)         shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii)         if such Definitive Notes are required to bear a Transfer Restricted Notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.2(c) hereof or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A)         if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B)         if such Definitive Notes are being transferred to the Company or any Subsidiary of the Company, a certification to that effect; or

(C)         if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (1) a certification to that effect and (2) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.2(d)(i) hereof.

(c)         A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i)         certification that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A, or (B) being transferred after expiration of the Restricted Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii)         written instructions directing the Trustee to make, or directing the Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (c)(i)(A)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (c)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Definitive Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Company shall issue and the Trustee shall authenticate, upon receipt of a Company Order, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(d)         (i)         Except as permitted by the following subclauses (ii), (iii) and (iv), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THIS OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER: (1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND (2) AGREES FOR THE BENEFIT OF THE H.B. FULLER COMPANY (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)][IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], EXCEPT: (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) OR (2)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Temporary Regulation S Global Note shall also bear the following legend:

THE RIGHTS ATTACHING TO THIS TEMPORARY REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR RULE 144A GLOBAL NOTE AND (II) THE TRANSFER OF INTERESTS IN THIS TEMPORARY  REGULATION S GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii)         The Company, acting in its discretion, may remove the Transfer Restricted Notes legend set forth in clause (d)(i) above from any Transfer Restricted Note at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Note. Without limiting the generality of the preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Note, an Unrestricted Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a Company Order stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Note has occurred and requesting the authentication and delivery of an Unrestricted Note in exchange therefor given at least three Business Days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Note to the Depositary or pursuant to such Depositary’s instructions or hold such Note as Custodian and shall request the Depositary to, or, if the Trustee is custodian of such Transfer Restricted Note, shall itself, surrender such Transfer Restricted Note in exchange for such Unrestricted Note without such legend and thereupon cancel such Transfer Restricted Note so surrendered, all as directed in such order.

For purposes of this Section 2.2(d)(ii), all provisions relating to the removal of the legend set forth in clause (d)(i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Note, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred.

Each holder of any Notes evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depositary or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depositary or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the legend set forth in Section 2.2(d)(i) hereof (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.

(iii)         Upon any sale or transfer of a Transfer Restricted Note pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Note that does not bear the legend set forth in clause (d)(i) above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that, and if the Company or the Trustee so request, delivers an opinion of counsel to the effect that, such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(e)         During the Restricted Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Company, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(f)         At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Company for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g)         The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture, Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture and/or the Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3         Definitive Notes.

(a)         A Global Note deposited with the Depositary or with the Trustee as custodian for the Depositary pursuant to Section 2.1 hereof shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only in the circumstances described in Section 2.6 of the Supplemental Indenture and only if such transfer complies with Section 2.2 hereof.

(b)         Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary or the Custodian located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations equal to $2,000 or an integral multiple of $1,000 in excess thereof, and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note shall, except as otherwise provided by Section 2.2 hereof, bear the Transfer Restricted Notes legend and Definitive Notes legend.

(c)         In no event shall beneficial interests in the Temporary Regulation S Global Note be transferred or exchanged for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of Regulation S under the Securities Act.

EXHIBIT A TO THIRD SUPPLEMENTAL INDENTURE

[FORM OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]1

1To be included in Global Note.

[Transfer Restricted Note Legend]

THIS OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER: (1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND (2) AGREES FOR THE BENEFIT OF THE H.B. FULLER COMPANY (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)][IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], EXCEPT: (A) TO  THE COMPANY OR ANY SUBSIDIARY THEREOF, OR (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) OR (2)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

[Definitive Note Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Temporary Regulation S Global Note Legend]

THE RIGHTS ATTACHING TO THIS TEMPORARY REGULATION S GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING (I) THE EXCHANGE OF BENEFICIAL INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR RULE 144A GLOBAL NOTE AND (II) THE TRANSFER OF INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE, ARE AS SPECIFIED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

H.B. FULLER COMPANY

No. [____________]	7.625% Notes due 2034	$[______]

CUSIP No2.:	[____________]
ISIN[3]:	[____________]

H.B. Fuller Company, a Minnesota corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $[____________], as revised by the Schedule of Increases and Decreases attached hereto, on October 15, 2034, and to pay interest thereon from October 21, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 of each year, commencing on April 15, 2027, at the rate of 7.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 31 or September 30 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a “Special Record Date” for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Reference is hereby made to the further provisions of the Notes set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

2 144A CUSIP: 40410KAB1 / RegS CUSIP: U2478CAA7

3 144A ISIN: US40410KAB17 / RegS ISIN: USU2478CAA72

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: October 21, 2026

H.B. FULLER COMPANY

By:
Name: John J. Corkrean
Title: Chief Financial Officer

This Note is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION,
as Trustee

By:
Title: Authorized signatory

Dated: October 21, 2026

[REVERSE OF NOTE]

1.         Indenture.

This Note is one of a duly authorized issue of Debt Securities of the Company (the “Notes”), issued and to be issued in one or more series under the Indenture, dated as of February 14, 2017 (the “Base Indenture”), and a third supplemental indenture relating to the Notes dated as of October 21, 2026 (together, the “Indenture”), each between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, such series initially limited in aggregate principal amount to $850,000,000; provided that the Company may at any time and from time to time, without the consent of any Holder, issue Additional Notes of this series. All terms which are used but not defined in this Note and which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.         Repurchase at the Option of the Holder.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes pursuant to Paragraph 3 hereof, the Company shall make an offer (the “Change of Control Offer”) to each Holder of Notes to purchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s Notes on the terms set forth herein.

In such Change of Control Offer, the Company shall offer payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of Holders of such Notes on the relevant Regular Record Date to receive interest due on the relevant Regular Interest Payment Date.

Within 30 days following the date upon which the applicable Change of Control Triggering Event occurred (or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control), the Company shall send a notice to each holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a)         accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b)         deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c)         deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

Notwithstanding anything to the contrary, the Company shall not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by the Company and such third party purchases all such Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption has been given to the Holders of all such Notes in accordance with the terms of the Indenture, unless and until there is a default in payment of the Redemption Price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place of the Change of Control at the time of making of the Change of Control Offer.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Paragraph 2, the Company may comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of this Paragraph 2, the following terms shall have the following specified meanings:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of the Company’s Voting Stock representing more than 50% of the voting power of the Company’s outstanding Voting Stock;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction; or

(4) during any period of 24 consecutive calendar months, the majority of the members of the Company’s board of directors shall no longer be composed of individuals (a) who were members of the Company’s board of directors on the first day of such period or (b) whose election or nomination to the Company’s board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Company’s board of directors or, if directors are nominated by a committee of the Company’s board of directors, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company under the circumstances permitting the Company to select a replacement Rating Agency and in the manner for selecting a replacement Rating Agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency. The Company shall give written notice of any such appointment to the Trustee.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Ratings Downgrade Event” means, as a result of a particular Change of Control, (i) if the Notes are at such time rated by three Rating Agencies, the rating on the Notes is lowered by at least two of the Rating Agencies and the Notes are rated below Investment Grade by at least two of the Rating Agencies or (ii) if the Notes are at such time rated by two Rating Agencies, the rating on the Notes is lowered by either of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies, in either case, on any date during the period (as the same may be extended, the “Trigger Period”) commencing on the earlier of (a) the occurrence of the Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending on the 60th day following the consummation of such Change of Control. If the rating of the Notes is under publicly announced consideration for possible downgrade by any applicable Rating Agency on such 60th day following the consummation of the Change of Control, the Trigger Period will be extended to last with respect to such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided, that no such extension will occur if on such 60th day the Notes are rated Investment Grade and are not subject to review for possible downgrade by any applicable Rating Agency. A reduction in rating will be considered to be as a result of a Change of Control only if the Rating Agency making the reduction publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Downgrade Event).

“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.

3.         Optional Redemption. The Notes shall be redeemable, in whole or in part, at any time and from time to time, at the Company’s option, on at least 10 days’ but not more than 60 days’ prior notice to each Holder of Notes to be redeemed (the “Redemption Date”) (for the avoidance of doubt, any notice of any redemption may, at the Company’s discretion, be given subject to one or more conditions precedent, and may be withdrawn by the Company for any reason at any time), at the applicable redemption price (the “Redemption Price”) set forth below:

(a)          If the Redemption Date is prior to October 15, 2029, the Redemption Price will be equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium.

(b)         If the Redemption Date is on or after October 15, 2029, the Redemption Price will be equal to the percentage of the principal amount of the Notes to be redeemed specified below, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Redemption Price
2029	103.813%
2030	101.906%
2031 and thereafter	100.000%

In addition, prior to October 15, 2029, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Notes originally issued (including any Additional Notes) at a Redemption Price equal to 107.625% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings, provided that (1) at least 60% of the aggregate principal amount of Notes originally issued (including any Additional Notes) remain outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed concurrently) and (2) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering.

If Holders of at least 90% of the aggregate principal amount of outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or any other tender offer, and the Company (or the third party making the offer) purchases all of the Notes validly tendered and not withdrawn by such holders, the Company may redeem all of the Notes that remain outstanding following such purchase at a Redemption Price equal to the price paid to each other Holder in such offer (which may be less than par).

The Redemption Price for any Notes redeemed pursuant to this Paragraph 3 shall include accrued and unpaid interest, if any, on the principal amount of such Notes up to, but not including, the Redemption Date, subject to the right of Holders of such Notes on the relevant Regular Record Date falling prior to or on the Redemption Date to receive interest due on the relevant Interest Payment Date.

A partial redemption of the Notes may be effected by such method as the Trustee may deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of Notes held by a Holder equal to an authorized denomination or in accordance with the applicable procedures of The Depository Trust Company (“DTC”).

For purposes of this Paragraph 3, the following terms shall have the following specified meanings:

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of the present value at such Redemption Date of (a) the Redemption Price of the Notes at October 15, 2029 (such Redemption Price being set forth in the table above) plus all required remaining scheduled interest payments due on such Note through such date (excluding accrued but unpaid interest to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note, as calculated by the Company (or on the Company’s behalf by a Person the Company designates). The Trustee is not responsible for the calculation of the Applicable Premium.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Company (or any of its direct or indirect parent companies), other than (1) public offerings with respect to Company common stock registered on Form S-4 or Form S-8 and (2) issuances to any subsidiary of the Company.

“Treasury Rate” means, with respect to any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519)) that has become available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to October 15, 2029; provided, however, that if the period from the Redemption Date to October 15, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

The provisions of Article Eleven of the Base Indenture shall apply to any redemption of the Notes, to the extent not inconsistent with the foregoing.

The Notes are subject to special mandatory redemption as set forth in Paragraph 4 hereof.

The Notes are not entitled to the benefit of any sinking fund.

4.         Special Mandatory Redemption.

(a)         In the event that (x) the AMS Acquisition is not consummated on or prior to the SMR Deadline or (y) the Company notifies the Trustee in writing that the Co-operation Agreement has been terminated and that it has determined that the AMS Acquisition will not be consummated by the SMR Deadline (any such event being a “Special Mandatory Redemption Event”), the Company will be required to redeem the Mandatorily Redeemable Notes (such redemption, the “Special Mandatory Redemption”) at a Redemption Price equal to 100% of the initial issue price of the Mandatorily Redeemable Notes plus accrued and unpaid interest, if any, from the issue date to, but excluding, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).

(b)         In the event that the Company becomes obligated to redeem the Mandatorily Redeemable Notes pursuant to the Special Mandatory Redemption, the Company will promptly, and in any event not more than ten Business Days after the Special Mandatory Redemption Event, deliver an Officer’s Certificate to the Trustee notifying it of the Special Mandatory Redemption and the date upon which the Mandatorily Redeemable Notes will be redeemed (the “Special Mandatory Redemption Date,” which Officer’s Certificate shall specify a redemption date for the special mandatory redemption that is not less than 5 days following the date of such notice nor more than 30 days following the date of the Special Mandatory Redemption Event, unless some longer minimum period may be required by DTC (or any successor Depositary)) together with a notice of Special Mandatory Redemption. The Company, or upon the Company’s request, the Trustee on behalf of the Company, will then reasonably promptly, in accordance with DTC’s (or any successor Depositary’s) procedures, mail, or electronically deliver, according to the procedures of DTC (or any successor Depositary), such notice of Special Mandatory Redemption to each registered Holder of Mandatorily Redeemable Notes. Unless the Company defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the Mandatorily Redeemable Notes.

(c)         Notwithstanding the foregoing, installments of interest on the Mandatorily Redeemable Notes that are due and payable on Interest Payment Dates falling on or prior to the Special Mandatory Redemption Date will be payable on such Interest Payment Dates to the registered Holders as of the close of business on the relevant Regular Record Dates in accordance with the Mandatorily Redeemable Notes and the Indenture.

(d)         If the Mandatorily Redeemable Notes comprise less than all of the aggregate principal amount of Notes outstanding on the Special Mandatory Redemption Date then such partial redemption of the outstanding Notes may be effected by such method as the Trustee may deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of Notes held by a Holder equal to an authorized denomination or in accordance with the applicable procedures of DTC.

(e)         Upon the consummation of the AMS Acquisition, the foregoing provisions in this Paragraph 4 regarding the Special Mandatory Redemption will cease to apply.

(f)         For purposes of this Paragraph 4, the following terms shall have the following specified meanings:

“AMS” means Advanced Medical Solutions Group plc.

“AMS Acquisition” means the acquisition by Bidco of the entire issued and outstanding share capital of AMS.

“Co-Operation Agreement” means that certain Co-Operation Agreement, dated as of June 25, 2026, by and between H.B. Fuller Medical Adhesive Technologies Inc. (“Bidco”) and AMS, as the same may be amended or modified or any provision thereunder waived from time to time.

“Mandatorily Redeemable Notes” means $450,000,000 outstanding aggregate principal amount of the Notes.

“SMR Deadline” means June 25, 2027 but (1) will automatically be extended in alignment with any extension to the “longstop date” as defined in the Co-operation Agreement as notified by the Company in writing to the Trustee and (2) may be extended by the Company by delivery of written notice to the Trustee if the Company is continuing to work toward completion of the AMS Acquisition, provided that the SMR deadline will not be extended beyond October 21, 2027.

5.         Amendments and Waivers.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture and the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding and, in some cases, without the consent of any Holders.

The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and the Notes and certain past defaults under the Indenture and their consequences.

Any such consent or waiver by the Holders of Notes shall be conclusive and binding upon such Holders and upon all future Holders of the Notes and of any Notes issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

6.         Effect of Event of Default.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes and any accrued and unpaid interest through the date thereof may be declared, or may immediately become, due and payable in the manner and with the effect provided in the Indenture.

7.         Obligation to Pay Principal and Interest.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place and rate, and in the coin or currency, herein prescribed.

8.         Defeasance.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Notes or certain restrictive covenants and Events of Default with respect to such Notes, in each case upon compliance with certain conditions set forth in the Indenture.

9.         Denominations; Exchanges.

As provided in the Indenture and in the manner and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for such purpose. The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

10.         Global Security.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities, Section 2.6 of the Supplemental Indenture and the provisions of Appendix A to the Supplemental Indenture.

11.         Governing Law.

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:                                                                                         Your signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee4:

[Include the following only if the Transfer Restricted Notes legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period with respect to the Notes set forth in Rule 144(d)(i) of the Securities Act (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW:

☐	(1)	to the Company or a Subsidiary of the Company; or

☐	(2)	pursuant to a registration statement that has been declared effective under the Securities Act of 1933; or

☐	(3)

for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

4 Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

☐	(4)

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

☐	(5)	pursuant to another exemption from registration under the Securities Act of 1933 (other than Regulation S under the Securities Act of 1933).

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Company and the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as each of the Company and the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Signature:

TO BE COMPLETED BY PURCHASER IF BOX (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:                                                                                         Your signature:

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in this Global Security have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar